                                                                     EXHIBIT 11

              ATALANTA/SOSNOFF CAPITAL CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                               1996            1995            1994
                                                                               ----            ----            ----
Primary:
    Earnings-
      Net income                                                         $    8,801,916  $   10,047,931  $    5,775,019
                                                                          ==============  ==============  =============

    Shares - weighted average number of common shares
       outstanding                                                             8,812,401       8,812,401      8,893,375
    Common stock equivalents - options                                            38,579          10,727          6,866
                                                                          --------------  --------------  -------------
                 Weighted average number of common and common
                    equivalent shares outstanding                              8,850,980       8,823,128      8,900,241
                                                                          ==============  ==============  =============
    Earnings per common share
                                                                                $1.00           $1.14           $.65
                                                                                =====           =====           ====
